Exhibit 5.1
[Locke Lord Bissell & Liddell LLP letterhead]
October 1, 2008
Patriot Risk Management, Inc.
401 East Las Olas Boulevard
Fort Lauderdale, Florida 33301
Ladies and Gentlemen:
We are acting as special counsel to Patriot Risk Management, Inc., a Delaware corporation (the “Company”), in connection with proposed registration by the Company of up to 15,000,000 shares of its Common Stock, par value $.001 per share (the “Shares”), including 2,250,000 shares of its Common Stock to cover over-allotments, if any, pursuant to a Registration Statement on Form S-1 (File No. 333-150864), (the “Registration Statement”) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about May 13, 2008 under the Securities Act of 1933, as amended (the “Securities Act”). The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Friedman, Billings, Ramsey & Co., Inc. and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC as representatives of the underwriters to be named in the Underwriting Agreement.
In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares.
In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are duly authorized, and following (i) the effectiveness of the Registration Statement under the Securities Act, (ii) the execution and delivery by the Company of the Underwriting Agreement, (iii) the issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) the

Patriot Risk Management, Inc.
October 1, 2008

receipt by the Company of the consideration for the Shares provided for in the Underwriting Agreement, the Shares will be validly issued, fully paid, and non assessable.
We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and, accordingly, no opinion is expressed with respect to any matter that under any document relevant to or covered by this letter is purported to be governed by the laws of any other jurisdiction.
We undertake no, and disclaim any, obligation to advise you of any change in or any new development that might affect any matters or opinions set forth herein.
We consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of Commission promulgated thereunder.
Very truly yours,
LOCKE LORD BISSELL & LIDDELL LLP
/s/ Locke Lord Bissell & Liddell LLP